PROSPECTUS Dated March 26, 2012 and PROSPECTUS SUPPLEMENT Dated April 25, 2014	PRICING SUPPLEMENT NO. 2 Dated August 1, 2014 Registration Statement No. 333-180342 Filed Pursuant to Rule 424(b)(2)

U.S. $6,000,000,000
FORD MOTOR CREDIT COMPANY LLC

MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

Floating Rate Notes Due February 8, 2016
The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

Trade Date:	August 1, 2014
Issue Date:	August 8, 2014 (T+5)
Stated Maturity:	February 8, 2016
Principal Amount:	$150,000,000
Price to Public:	100.00% plus accrued interest from the Issue Date
All-in Price:	99.925%
Net Proceeds (Before Expenses) to Issuer:	$149,887,500
LIBOR Currency:	US dollars
Interest Rate Basis:	Three-Month LIBOR
Index Maturity:	Three months
Spread:	+33 bps
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Issue Date plus the Spread
Interest Reset Dates:	Quarterly on the 8th of February, May, August and November of each year, commencing November 8, 2014, subject to the Interest Payment Date Convention below
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Quarterly on the 8th of February, May, August and November of each year, commencing November 8, 2014, subject to the Interest Payment Date Convention below
Interest Payment Date Convention:	Modified Following, Adjusted
Day Count Convention:	Actual/360
CUSIP / ISIN:	34540RAB2 / US34540RAB24

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$150,000,000

	Total	$150,000,000

The above Agent has severally agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.925% plus accrued interest from August 8, 2014 if settlement occurs after that date. The Agent has agreed to reimburse Ford Credit for certain expenses in connection with the establishment of the Medium-Term Notes Program.